QKL Stores Inc. Announces First Quarter 2010 Financial Results

-- 1Q’10 Revenue Increased 23% to $82.3 Million --
-- Quarterly Same Store Sales Increased 9.2%  --
-- 1Q’10 Gross Profit Increased 23% to $14.5 Million --
-- 1Q’10 Non GAAP Net Income Increased 11% to $4.1 Million --

Daqing, China, May 17, 2010 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced its financial results for the quarter ended March 31, 2010.

Mr. Zhuangyi Wang, Chairman and CEO, said, "We are pleased to announce solid first quarter 2010 financial results, with revenue increasing by 23% on a year over year basis.  During the first quarter, we opened two new supermarkets for an aggregate of 11,000 sq. meters, which reflected our efforts to open larger stores that can accommodate a greater assortment of grocery, fresh food and non-food items.”

“We continue to make excellent progress building out our infrastructure to enhance overall scalability.  We officially commenced operations in our new distribution center in Harbin, Heilongjiang, near the end of April.  The new distribution center is integral to our expansion strategy as it enables us to expand the sourcing of products and fresh produce directly from manufacturers and farmers and to increase our private lable offerings, which in turn contribute to reduced costs, increased profit margin and greater value for our customers.”

First Quarter 2010 Financial Results

Revenue in the first quarter of 2010 increased 22.6% to $82.3 million from $67.1 million in the first quarter of 2009.  Revenue performance reflected the growth of 28 comparable stores, which are stores that have been open for at least one year, as well as sales from the opening of 7 new stores since January 1, 2009.  Same-store sales were approximately $68.7 million in the first quarter of 2010, an increase of 9.2% from $62.9 million in the first quarter of 2009.

Gross profit increased 22.9% year over year to $14.5 million from $11.8 million in the prior year period.  Gross margin increased to 17.7% from 17.5% in the year ago period due to the increase in sales in the 2010 first quarter. The Company continues to believe that gross margin will be in the range of 17%-19% over the next few quarters.

Operating income increased 7.7% to $5.5 million from $5.1 million in the first quarter of 2009.  Selling expenses increased 32.7% to $6.9 million, or 8.3% of total revenue, from $5.2 million, or 7.7% of total revenue, in the prior year period, as a result of increased salary, depreciation and rent expense commensurate with the Company’s expansion.
General and administrative expenses increased 46.5% to $2.2 million, or 2.7% of total revenue, from $1.5 million, or 2.2% of total revenue, in the prior year period, primarily due to a non-cash stock compensation charge of approximately $0.6 million recognized in the first quarter of 2010.

Net income for the first quarter of 2010 increased to $11.9 million, or $0.29 per diluted share, from $4.0 million, or $0.13 per diluted share in the first quarter of 2009.   Excluding changes in the fair value of warrants for the 2010 and 2009 first quarter periods, adjusted net income for the first quarter of 2010 increased 10.8% to $4.1 million, or $0.10 per diluted share, from $3.7 million, or $0.12 per diluted share, in the prior year period. The number of shares used in the computation of diluted EPS increased 34.7% to 40.4 million shares and 30.0 million shares, respectively.

As of March 31, 2010, the Company had $46.5 million in unrestricted cash, compared to $45.9 million as of December 31, 2009, and no debt or bank loans.

Retail Store Update

As previously announced, the Company opened two stores in the first quarter of 2010, compared to none in the first quarter of 2009.  Its 35th supermarket, opened on March 24th, 2010, is located in Tangyuan, Heilongjiang, and has floor space of approximately 6,200 square meters.  The Company’s 36th supermarket, opened on March 31, 2010, is located in Daqing, Heilongjiang and has floor space of approximately 2,655 square meters.  Both stores carry items in all three of the Company’s core product categories.

Mr. Wang continued, "Our store opening plan, which targets opening 20 locations and a minimum total of 100,000 sq. meters of new store space in 2010, remains on track and should accelerate as we move into the second half of this year.  We are confident that our strategic operational initiatives and store growth plan can expand our position as a leading chain in northeast China.”

“We remain quite excited about the future prospects for our company.  We have a highly capable management team, a sound balance sheet, and a profitable enterprise with strong top-line revenue growth.  We have a solid retail growth plan and uniquely differentiated product offering which provide us with a strong foundation to leverage a growing market opportunity and enhance our future growth. We have the capability to establish QKL Stores as the leading supermarket chain in northeast China.”

Conference Call
The Company will conduct a conference call to discuss its first quarter 2010 results on Monday, May 17, 2010 at 8:30am ET. Listeners may access the call by dialing 1-719-457-2640. To listen to the live webcast of the event, please go to http://www.viavid.net.  Listeners may access the call replay, which will be available through May 31st, by dialing 1-719-457-0820; conference ID: 4421589.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeast China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In U.S.:	ICR, Inc. In U.S.:
Crystal L. Chen, CFO	Bill Zima
+1-909-895-6516	+1-203-682-8200

In China:	In China:
Mike Li, Investor Relations	Wei-Jung Yang
+86-459-460-7987	+86-10-6599-7968

(Financial Tables on Following Pages)

QKL STORES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31, 2010	December 31, 2009
	(Unaudited)

ASSETS
Cash	$46,529,122	$45,912,798
Restricted cash	146,962	181,836
Accounts receivable	177,124	283,929
Inventories	17,809,700	24,691,156
Other receivables	19,942,503	13,980,572
Prepaid expenses	2,478,182	2,993,191
Advances to suppliers	3,396,668	2,965,139
Deferred income tax assets	523,180	417,788
Total current assets	91,003,441	91,426,409
Property, plant and equipment, net	28,996,193	29,402,630
Land use rights, net	744,348	753,226
Goodwill	19,227,147	19,280,509
Other assets	389,677	408,391

Total assets	$140,360,806	$141,271,165

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$25,116,808	$29,244,923
Cash card and coupon liabilities	8,415,859	7,721,630
Customer deposits received	777,700	3,862,890
Accrued expenses and other payables	6,963,358	6,656,089
Income taxes payable	1,932,381	1,154,229
Total current liabilities	43,206,106	48,639,761
Warrant liabilities	-	44,304,034

Total liabilities	43,206,106	92,943,795

Commitments and contingencies	-	-

Stockholders’ equity
Common stock, $.001 par value per share, authorized 100,000,000 shares, issued and outstanding 29,653,431 and 29,475,983 shares at March 31, 2010 and December 31, 2009, respectively	29,653	29,476
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 7,370,898 and 7,548,346 at March 31,2010 and December 31, 2009, respectively	73,709	75,483
Additional paid-in capital	90,265,420	53,191,217
Retained earnings – appropriated	4,913,072	4,913,072
Accumulated deficit	(2,353,260)	(14,236,111)
Accumulated other comprehensive income	4,226,106	4,354,233

Total stockholders’ equity	97,154,700	48,327,370

Total liabilities and stockholders’ equity	$140,360,806	$141,271,165

QKL STORES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

	(Unaudited)
	Three Months Ended March 31,
	2010	2009 Restated

Net sales	$82,279,287	$67,099,111
Cost of sales	67,753,173	55,329,600
Gross profit	14,526,114	11,769,511

Operating expenses:
Selling expenses	6,866,038	5,189,088
General and administrative expenses	2,167,258	1,479,598
Total operating expenses	9,033,296	6,668,686

Income from operations	5,492,818	5,100,825

Non-operating income (expense):
Changes in fair value of warrants	7,801,649	359,521
Interest income	146,938	63,670
Interest expense	-	(20,786)
Total non-operating income	7,948,587	402,405

Income before income taxes	13,441,405	5,503,230

Income taxes	1,558,554	1,469,191

Net income	$11,882,851	$4,034,039

Comprehensive income statement:
Net income	$11,882,851	$4,034,039
Foreign currency translation adjustment	(128,127)	352,188
Comprehensive income statement	$11,754,724	$4,386,227

Weighted average number of shares outstanding:
Basic	29,558,976	20,882,353
Diluted	40,356,404	30,000,000

Earnings per share:
Basic	$0.40	$0.19
Diluted	$0.29	$0.13

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Three Months Ended March 31,
	2010	2009 Restated

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,882,851	$4,034,039
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation – property, plant and equipment	1,182,186	569,605
Amortization	6,793	6,782
Share-based compensation	570,222	-
Deferred income tax	(106,549)	-
Loss on disposal of property, plant and equipment	-	-
Change in fair value of warrants	(7,801,649)	(359,521)
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	106,019	-
Inventories	6,813,119	1,533,604
Other receivables	(6,000,627)	1,160,701
Prepaid expenses	524,309	(158,048))
Advances to suppliers	330,749	452,468
Accounts payable	(4,047,174)	618,116
Cash card and coupon liabilities	715,600	494,734
Customer deposits received	(3,074,499)	(1,459,228)
Accrued expenses and other payables	(413,901)	(97,515)
Income taxes payable	781,347	215,210
Net cash provided by operating activities	1,468,796	7,010,947

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(888,146)	(1,612,406)
Decrease of restricted cash	34,874	62,799
Net cash used in investing activities	(853,272)	(1,549,607)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank loan	-	(2,190,872)
Net cash used in financing activities	-	(2,190,872)

Effect of foreign currency translation	800	71,220

Net increase in cash	616,324	3,341,688
Cash – beginning of period	45,912,798	19,285,021
Cash – end of period	$46,529,122	$22,626,709

Supplemental disclosures of cash flow information:
Interest paid	$-	$20,786
Income taxes paid	$964,883	$1,220,800